Exhibit 4.3

                             REDWOOD EMPIRE BANCORP
                     NONSTATUTORY STOCK OPTION GRANT NOTICE
                            (GRANT OUTSIDE OF A PLAN)

Redwood Empire Bancorp, a California corporation (the "Company"), hereby grants an option (the "Option") to purchase shares of its common stock ("Common Stock"), to the individual named below (the "Optionee"). The terms and conditions of the Option are set forth in this Grant Notice, and in the attachments, the terms of which are incorporated herein by this reference. The Option is granted outside of any plan of the Company and is made as an inducement to the Optionee to accept and continue employment with the Company.

Date of Grant:                          December 1, 2003
                                        -------------------------------------
Name of Optionee:                       Stephen A. Fleming
                                        -------------------------------------
Number of Shares Covered by Option:     32,000
                                        -------------------------------------
Exercise Price (Per Share):             $25.41
                                        -------------------------------------
Vesting Start Date:                     December 1, 2003
                                        -------------------------------------
Expiration Date:                        One Day Prior to Tenth Anniversary of
                                        Date of Grant
Permissible Forms of Payment:           Payment of the exercise price may be
                                        made in cash, check or any other method
                                        provided in the Stock Option Agreement
                                        attached hereto.

Vesting Schedule: The total number of shares subject to this Option shall vest according to the following schedule, subject to the Optionee's Continuous Service and satisfaction of all applicable conditions to vesting and exercisability set forth in the Stock Option Agreement.

        Vesting Date          Percentage of Total Shares Vesting On Vesting Date

        December 1, 2004                        25%
        December 1, 2005                        25%
        December 1, 2006                        25%
        December 1, 2007                        25%


No additional shares shall vest after your "Continuous Service" (as defined in the attached Stock Option Agreement) has terminated except as otherwise set forth in the Stock Option Agreement.

By signing below, you acknowledge and agree to all of the terms and conditions set forth herein and in the attached Stock Option Agreement and Notice of Exercise.


Optionee:         /s/ Stephen A. Fleming
                  --------------------------------------------------------------
                                            (Signature)

Company:          /s/ Kim C. McClaran
                  --------------------------------------------------------------
                  Kim C. McClaran           (Signature)
                  Title:  Chief Financial Officer
                          ------------------------------------------------------

Attachments
Attachment I:          Stock Option Agreement
Attachment II:         Form of Notice of Exercise




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                                  ATTACHMENT I
                             STOCK OPTION AGREEMENT

                             REDWOOD EMPIRE BANCORP
                             STOCK OPTION AGREEMENT

         Pursuant to your Stock Option Grant Notice ("Grant Notice") and this Stock Option Agreement, Redwood Empire Bancorp, a California corporation (the "Company"), has granted you an option (the "Option") to purchase the number of shares of the Company's common stock ("Common Stock"), indicated in the Grant Notice at the exercise price indicated in such Grant Notice, subject to the terms set forth herein.

         This Option is granted in order to induce you to accept and continue employment with the Company. This Option is not intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). This Option is granted outside of, and is not subject to, the Company's 2001 Stock Option Plan or any other stock plan of the Company.

         The terms of the Option are as follows:

         1. VESTING. Subject to the limitations contained herein, the Option will vest as provided in your Grant Notice, provided that, except to the extent expressly set forth herein, vesting will cease upon the termination of your Continuous Service (as defined in Section 6 below).

         2. NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to the Option and your exercise price per share are set forth in your Grant Notice and shall be adjusted for Capitalization Adjustments, if any, as provided in Section 9 below.

         3. METHOD OF PAYMENT. Payment of the applicable exercise price is due in full upon exercise of all or any part of the Option. You may elect to make payment of the exercise price in cash or by check or pursuant to one of the following method. Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in THE WALL STREET JOURNAL, payment may be made by delivery of already-owned shares of Common Stock either that you have held for the period required to avoid a charge to the Company's reported earnings (generally six months) or that you did not acquire, directly or indirectly, from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. "Delivery" for these purposes, in the sole discretion of the Company at the time you exercise the Option, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. Notwithstanding the foregoing, you may not exercise the Option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company's stock.

            "Fair Market Value" means, as of any date, the value of the Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable, or (ii) in the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board of Directors of the Company.

         4. WHOLE SHARES. You may exercise the Option only for whole shares of Common Stock.






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         5. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, you may not exercise the Option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act of 1933, as amended (the "Securities Act"), or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of the Option must also comply with other applicable laws and regulations governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

         6. TERM. The term of the Option commences on the Date of Grant (as specified in your Grant Notice) and expires upon the EARLIEST of the following:

          (a) three (3) months after the termination of your Continuous
Service for any reason other than your Disability, death or termination without "Cause" (as defined in your employment agreement with the Company or its affiliated corporation) or for "Good Reason" (as defined in your employment agreement with the Company or its affiliated corporation); PROVIDED that if during any part of such three- (3-) month period the Option is not exercisable solely because of the condition set forth in the preceding paragraph relating to "Securities Law Compliance," the Option shall not expire until the earlier of the Expiration Date indicated in your Grant Notice or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service;

          (b) twelve (12) months after the termination of your Continuous Service as an Employee, Director or Consultant due to your Disability;

          (c) eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates;

          (d)  the Expiration Date indicated in your Grant Notice.

Notwithstanding the foregoing, the terms of this Stock Option Agreement shall be subject to acceleration of vesting and extension of exercisability pursuant to
Section 10 and Section 12, as applicable.

For purposes of your option, "Continuous Service" means that your service with the Company or an affiliate of the Company, whether as an employee, director or consultant, is not interrupted or terminated. Your Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which you render service to the Company or an affiliate as an employee, consultant or director or a change in the entity for which you render such service, provided that there is no interruption or termination of your Continuous Service. For example, a change in status from an employee of the Company directly to a consultant of an affiliate or a director will not constitute an interruption of Continuous Service. The Board of Directors of the Company (the "Board") or the Compensation Committee of the Board, in each body's sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence, including sick leave, military leave or any other personal leave.

         For purposes of your option, "Disability" means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

         7.  EXERCISE.

          (a) You may exercise all or any portion of the vested portion of the Option during its term by delivering a Notice of Exercise (in the attached form, or such other form as may be designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.




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          (b) By  exercising  the Option you agree that,  as a condition  to any exercise of all or part of the Option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of the Option, (2) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise or (3) the disposition of shares of Common Stock acquired upon such exercise.

         8. TRANSFERABILITY. The Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise the Option, subject to the terms and conditions otherwise applicable to such exercise, the issuance of Common Stock pursuant to such exercise and the subsequent transfer of such Common Stock.

         9. CAPITALIZATION ADJUSTMENTS. If any change is made in the Common Stock subject to the Option without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), this Stock Option Agreement will be appropriately adjusted in the class(es) and number of shares and price per share of stock subject to the Option. Such adjustments shall be made by the Board, determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction "without receipt of consideration" by the Company.)

       10. CORPORATE SALE, MERGER, CONSOLIDATION OR REVERSE MERGER. In the event of (i) a sale of all of the securities of the Company or a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such sale, consolidation, merger or reorganization, own less than 50% of the outstanding voting power of the surviving entity (or its parent) following the consolidation, merger or reorganization or (ii) any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of fifty percent (50%) of the Company's outstanding voting power is transferred, then any surviving corporation or acquiring corporation shall continue or assume the Option under this Agreement or shall substitute similar stock awards (including an award to acquire the same consideration paid to the shareholders of the Company in the transaction described in this Section 10) for the Option under this Agreement. In the event any surviving corporation or acquiring corporation in such transaction refuses to assume the Option under this Agreement or to substitute similar stock awards for the Option under this Agreement, then (i) the Company shall give written notice to you within a reasonable period of time of not less than ten (10) days prior to the effectiveness of the transaction that the surviving corporation or acquiring corporation has refused to assume the Option or to substitute similar stock awards for the Option under this Agreement, and (ii) the vesting and exercisability of the Option under this Agreement (and, if applicable, the time during which the Option may be exercised) shall be accelerated in full immediately prior to such transaction provided that the transaction occurs (so that you will have the opportunity to exercise the Option under this Agreement prior to the transaction), and the Option under this Agreement shall terminate if not exercised (if applicable) upon the effectiveness of such transaction.

         11. OPTION NOT A SERVICE CONTRACT. The Option is not an employment or service contract, and nothing herein shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an affiliate, or of the Company or an affiliate to continue your employment. In addition, nothing herein shall obligate the Company or an affiliate, their respective shareholders, Boards of Directors, officers or employees to continue any relationship that you might have as a director or consultant for the Company or an affiliate.

         12. ACCELERATION OF EXERCISABILITY AND VESTING.


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             (a) Notwithstanding any other provision herein, in the event that a
"Change in Control" (as defined below) occurs prior to the expiration or exercise in full of the Option, the Option shall, immediately prior to the effectiveness of the Change in Control, vest in full and shall become fully exercisable, and, unless the Option is terminated because the Option is not continued, assumed or substituted for as provided in Section 10 above, the Option shall remain exercisable for a period of ninety (90) days following the termination of the Optionee's employment. In the event the Change in Control is not consummated, this provision shall not have any force or effect.

            Solely for purposes of this Section 12, the term "Change in Control" means the occurrence of any of the following:

                       (i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization;

                       (ii) The sale, transfer or other disposition of all or substantially all of the Company's assets;

                       (iii) Any transaction as a result of which any person becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Company representing at least 51% of the total voting power represented by the Company's then outstanding voting securities. For purposes of this Paragraph (iii), the term "person" shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude:

                                  (1) A trustee or other fiduciary holding
securities under an employee benefit plan of the Company or a subsidiary of the Company;

                                  (2) A corporation owned directly or indirectly
by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company; and

                                  (3) The Company; or

                       (iv) A Complete liquidation or dissolution of the Company.

            (b) The Board shall retain the power to accelerate the time at which the Option may first be exercised or the time during which the Option or any part thereof will vest, notwithstanding the provisions in the Grant Notice or this Stock Option Agreement stating the time at which it may first be exercised or the time during which it will vest.

            (c) The Company shall give written notice to you within a reasonable period of time of not less than ten (10) days of the expected date of the effectiveness of the Change in Control.

         13. SHAREHOLDER RIGHTS. You shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to the Option unless and until you have satisfied all requirements for exercise of the Option pursuant to its terms.

         14. WITHHOLDING OBLIGATIONS.

            (a) At the time you exercise the Option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for any sums required to satisfy the




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federal, state, local and foreign tax withholding obligations of the Company or an affiliate of the Company, if any, which arise in connection with the exercise of the Option.

            (b) Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of the Option a number of whole shares of Common Stock having a fair market value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law. If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of the Option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of the Option.

            Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of the Option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

            Notwithstanding the foregoing, the Company shall not be authorized to withhold shares of Common Stock in excess of the minimum statutory withholding requirements for federal and state tax purposes, including payroll taxes.

            (c) You may not exercise the Option unless the tax withholding obligations of the Company and/or any affiliate are satisfied. Accordingly, you may not be able to exercise the Option when desired even though your option is vested, and the Company shall have no obligation to issue such shares of Common Stock.

         15. NOTICES. Any notices provided for or required in connection with the Option shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five calendar (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

         16. CHOICE OF LAW. This option shall be governed by, and construed in accordance with the laws of the State of California, as such laws are applied to contracts entered into and performed in such State.

         17. GOVERNING AUTHORITY. This Option is subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted by the Company. This authority shall be exercised by the Board, or by a committee of one or more members of the Board in the event that the Board delegates its authority to a committee. The Board, in the exercise of this authority, may correct any defect, omission or inconsistency in this Option in a manner and to the extent the Board shall deem necessary or desirable to make this Option fully effective. References to the Board also include any committee appointed by the Board to administer and interpret this option. Any interpretations, amendments, rules and regulations promulgated by the Board shall be final and binding upon the Company and its successors in interest as well as you and your heirs, assigns, and other successors in interest.

         18. AMENDMENT OF OPTION. The Board at any time, and from time to time, may amend the terms of this Option; PROVIDED, HOWEVER, that the rights under this Option shall not be impaired by any such amendment unless (i) the Company requests your consent and (ii) you consent in writing.



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                                  ATTACHMENT II
                           FORM OF NOTICE OF EXERCISE

                               NOTICE OF EXERCISE


Redwood Empire Bancorp (the "Company")
111 Santa Rosa Avenue
Santa Rosa, CA  95404                       Date of Exercise: _______________

Ladies and Gentlemen:

         This constitutes notice under my nonstatutory stock option that I elect to purchase the number of whole shares of the common stock of the Company for the price set forth below.

         Stock option dated:            __________________________

         Number of shares as
         to which option is
         exercised:                     __________________________(the "Shares")

         Certificates to be
         issued in name of:             __________________________

         Total exercise price:          $_________________________

         Cash payment delivered
         herewith:                      $_________________________

            By this exercise, I agree (i) to provide such additional documents as you may require and (ii) to provide for the payment by me to the Company (in the manner designated by the Company) of your withholding obligation, if any, relating to the exercise of this option. By this exercise, I also hereby agree to be bound by the insider trading policies of the Company and its affiliated corporations. I warrant and represent to the Company that I have no present intention of distributing or selling said Shares, except as permitted under the Securities Act of 1933, as amended, and any applicable state securities laws.

         I further acknowledge that all certificates representing any of the Shares subject to the provisions of the Option shall have endorsed thereon appropriate legends reflecting the foregoing limitations, as well as any legends reflecting restrictions pursuant to the Company's Articles of Incorporation, Bylaws and/or applicable securities laws. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to my Shares whiles such covenants are applicable.

                                                Very truly yours,



                                                -------------------------------




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